Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 26, 2012, with respect to the consolidated financial statements of Anue Systems, Inc. included in the Current Report on Form 8-K/A of Ixia dated August 13, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements on Forms S-8 (File No.  333-48814, effective  October 27, 2000; File No. 333-66382, effective July 31, 2001; File No. 333-107818, effective August 8, 2003; File No. 333-117969, effective August 5, 2004: File No. 333-151764, effective June 18, 2008; File No. 333-162322, effective October 2, 2009; File No. 333-167628, effective June 18, 2010 and File No. 333-176237, effective August 11, 2011).

/s/ GRANT THORNTON LLP

Dallas, Texas

August 16, 2012